March 24, 2018

Geraldine Elliott

Dear Gerri,

I’m delighted to offer you a role at Cisco, where you’ll be joining 70,000+ people who change the way the world works, lives, plays, and learns! But our edge doesn’t come from our world-changing technology, it comes from our people. People just like you.

If you decide to join us, we offer something exceptional - it’s called Our People Deal. It is all about what Cisco will offer you, and what we ask of you in return. Below you’ll find the beginning of what Cisco has for you.

We're offering you an exempt position as Executive Vice-President, Chief Sales and Marketing Officer at grade level 940. You'll report to me, Chuck Robbins and you'll start in our San Jose office.

When you’ll start

We’re planning for you to start on April 30, 2018 (start date). If this date won’t work for you, please email [ ] - [ ]@cisco.com with the date you prefer and we can discuss options. You just need to make sure it is at least two weeks after we receive all your signed documents.

What you'll be paid

•	Your salary will be USD $750,000 per year, which equals USD $28,846, paid every other week.

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You will receive a sign-on bonus of USD $10,000,000, less applicable taxes. 60% of your bonus will be paid within thirty days following your start date (the “First Payment”). The remaining 40% of your bonus (the “Second Payment”) will be paid within thirty days following the first anniversary of your start date (the “One-year Anniversary Date”); subject to your continuous service through the One-year Anniversary Date. If you voluntarily terminate your employment for any reason or if your employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan (the “2005 Plan”)) within twenty-four months of your start date or your One-Year Anniversary Date, you must repay the payments on a pro-rated basis. The amount that you must repay for the First Payment will be determined by multiplying (i) $6,000,000 by (ii) the number of full months remaining until the twenty-fourth month anniversary of your start date divided by 24. The amount that you must repay for the Second Payment will be determined by multiplying (i) $4,000,000 by (ii) the number of full months remaining until the twenty-fourth month anniversary of your One-Year Anniversary date divided by 24. The amount to be repaid will be the full amount, unreduced by any withholding or deduction. However, if the repayment occurs in the same calendar year in which it was paid to you, the amount you are required to repay shall be reduced by the amount of any federal, state, city or other local income taxes actually withheld and the Company shall seek a refund from the applicable taxing authority.

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You will be eligible to participate in the Executive Incentive Plan. Your Bonus Target is 135% of your base salary for the current fiscal year and will be pro-rated based on the time that you are employed during the fiscal year. Note: To receive a pro-rated Fiscal Year 2018 bonus you must start employment by April 30, 2018.

•	You will be eligible to participate in the Deferred Compensation Plan and you will receive enrollment materials after you commence employment.

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You will receive domestic relocation assistance benefits consisting of 6 months of temporary housing, 6 weeks of salary as a miscellaneous allowance to help cover expenses, plus travel and goods shipment to the bay area.

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On your start date, you will be granted a new hire equity award with an approximate grant date fair value (rounded up) of $10,000,000, which will be comprised of performance-based restricted stock units with an approximate grant date fair value of $5,000,000 and time-based restricted stock units with an approximate grant date fair value of $5,000,000, in each case under the 2005 Plan.

Your new hire performance-based restricted stock units will be subject to the same terms and conditions as the annual performance-based restricted stock units that were made to similarly situated executives in fiscal 2018. Your performance-based restricted stock units will vest, if at all, on November 10, 2020, subject to your continuous service through such date and the Compensation and Management Development Committee of the Board (the "Committee") determining the extent to which certain performance goals have been achieved. 100% of the performance-based restricted stock units will vest, based on Cisco’s two-year relative total shareholder return for fiscal 2019 through fiscal 2020 using the S&P 500 Index.

Your new hire time-based restricted stock units will vest over two years with 50% of your restricted stock units vesting at the first company defined vesting dates, respectively, following the one-year and two-year anniversaries from the grant date, subject to your continuous service through each vesting date.

More detailed information about your new hire performance based restricted stock units and time-based restricted stock units will be provided in your grant agreements that will be provided to you by Cisco.

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Subject to your performance, we will also recommend to the Committee that in fiscal 2019 you be granted an annual equity award of $8,000,000 which will be comprised of performance-based restricted stock units with a grant date fair value of $6,000,000 and time-based restricted stock units with a grant date fair value of $2,000,000. Such performance-based restricted stock units and time-based restricted stock units will be granted with terms consistent with the annual grants that we will make to similarly situated executives in fiscal 2019.

What happens next?

Gerri, please signify your acceptance of our offer by signing and emailing the offer in their entirety to [ ] -
[ ]@cisco.com on March 26, 2018. If you accept the offer, you'll get access to our hiring portal, "My Documents Space", where you’ll find more about what you need to get started on your Cisco career journey.

Get in touch if you have any questions. Reach out to me personally, or your recruiter, who is also a great source of information. It’s been a pleasure getting to know you, Gerri. I look forward to having you on our team!
Welcome to Cisco!

Chuck Robbins
Chief Executive Officer

Terms and Conditions
Before you start:

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Work Authorization: This offer is contingent upon proof of your right to work in UNITED STATES. If you require sponsorship by Cisco to obtain work authorization, you must let your recruiter know immediately. Also, please be aware not every position or individual qualifies for visa sponsorship.

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Background Verification: This offer of employment and any consequent employment relationship is contingent upon a satisfactory background verification. We're assuming that the education and employment history you provided is accurate. Any false information provided by you or at your request may result in immediate termination of your employment with no compensation to you.

•	Possible Delay to Start Date: If your background check or work authorization are delayed, we’ll likely need to postpone your start date.

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Conflicts of Interest: An attached form explains the policy. Once you’ve read it, if you think that working with us could create a conflict of interest, you should immediately contact [ ] -[ ]@cisco.com.

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You acknowledge and agree that, during the entirety of your employment, you will comply with the Cisco Code of Business Conduct (“COBC” for short) and related policies (as may be amended by Cisco from time to time). The COBC explains our Company’s ethical values and culture, and the current version can be found at: https://investor.cisco.com/investor-relations/governance/code-of-conduct/default.aspx

A few last things to note

This offer is not a guarantee. While we certainly hope that you'll have a long and successful career with us, employment with Cisco is employment at-will. That means both you and Cisco can end the employment relationship at any time, with or without cause or notice.
In accepting this offer, you agree to everything specified in this letter and attached documents, not to what your recruiter, hiring manager, or others at Cisco may have communicated before.
Once you’ve signed it, the terms of this agreement can only change if there is subsequent written agreement from Cisco signed by you.
Sign here to signify you accept this offer on the terms above:

/s/ Geraldine Elliot	March 25, 2018
Geraldine Elliot	Date
Start Date: April 30, 2018

The Following must be returned for your acceptance to be complete:
•Signed Clauses (if applicable)

SIGN-ON BONUS ACKNOWLEDGMENT CLAUSE
I understand that I have not earned the sign-on bonus in its entirety until I have worked at Cisco for thirty-six months after my start date. If within the first twenty-four months of my start date, I voluntarily terminate my employment for any reason or if my employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan), I must repay the first payment of $6,000,000 on a pro-rated basis. The amount that I must repay will be determined by multiplying (i) $6,000,000 by (ii) the number of full months remaining until the twenty-fourths month anniversary of my start date divided by 24.
For example, if I terminate my employment with Cisco at any time in my 12th month of employment, I must repay Cisco $3,000,000 ($6,000,000 * (12/24)).
In addition, if within the first twenty-four months following the first anniversary of my start date, I voluntarily terminate my employment for any reason or if my employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan), I must also repay the second payment of $4,000,000 on a pro-rated basis. The amount that I must repay will be determined by multiplying (i) $4,000,000 by (ii) the number of full months remaining until the twenty-fourth month anniversary of the first anniversary of my start date divided by 24.
For example, if I terminate my employment with Cisco at any time in my eighteenth month of employment, I must repay Cisco $4,500,000 (($6,000,000 * (6/24)) + ($4,000,000 * (18/24))).
I understand the amount to be repaid will be the full amount, unreduced by any withholding or deduction. However, if the repayment occurs in the same calendar year in which it was paid to me, the amount I am required to repay shall be reduced by the amount of any federal, state, city or other local income taxes actually withheld and the Company shall seek a refund from the applicable taxing authority.
If my departure from Cisco triggers a repayment obligation, I will execute an authorization at the time of my termination of employment authorizing Cisco to withhold from my final paycheck the amount I must repay to Cisco as described above, unless otherwise restricted by local law. In the event the repayment amount I owe Cisco is greater than the amount of my final paycheck, I agree to pay the balance in full to Cisco within thirty (30) days of my termination date.

/s/ Geraldine Elliot	March 25, 2018
Geraldine Elliot	Date

020.USA.Cisco Systems, Inc.
2730 Gateway Oaks Drive,
Ste. 100 Sacramento CA 95833
United States

Letter of Transfer
06-Apr-2018
Geraldine Elliott
[ ], CA

Dear Geraldine:

I have the pleasure of confirming the terms and conditions for your transfer from Los Angeles, California to San Jose, California that will begin on or around April 30, 2018.

Cisco will assist you by providing the following:

1

Benefit / Service	Description	Delivery	Frequency
Enroute Travel –Employee and Dependents	Enroute travel in accordance with the Cisco Global Travel Policy. Must be booked through the Relocation Vendor using Cisco Relocation Travel desk (CisART).
Airfare/train direct billed to Cisco; if driving, reimbursement of gas mileage per local government rules, hotel and meals (minimum of 350 miles/day); Transportation to and from the airport/train station and meals on day of travel reimbursed with receipts through Relocation Vendor expense tool.
Prior to transfer
Baggage	Reimbursement of up to 2 standard size/weight checked-in bags per person	Submit eligible expenses through Relocation Vendor expense tool	Upon transfer
Temporary Living – Accommodation	180 days of temporary living (serviced apartment or hotel depending on the number of days) to be used in current and/or new location	Direct billed to Cisco or reimbursed by Relocation Vendor	Upon transfer
Start up Allowance	Basic food supplies and kitchen / pantry items (spices, bread, milk, etc.) will be provided by Cisco upon check in.	Direct billed to Cisco	Upon transfer

Employee Initials	/s/ GE	Page 1

Temporary Living – Transportation	14 days rental car and fuel reimbursement per Cisco Global Travel Policy	Submit eligible expenses through Relocation Vendor expense tool	Upon transfer
Household Goods Shipment	Goods shipment booked through Cisco Relocation Provider. Wardrobe items and personal belongings.	Direct billed to Cisco	Prior to transfer
Miscellaneous Allowance	One-time net allowance of 86,538.48 USD	Paid via payroll through first available payroll cycle	Following transfer

Please note: Unless specifically stated above, relocation benefits/services are grossed up at the supplemental tax rate only. The amount of the benefit(s) will be added to the employee’s year-end tax document as income.

The benefits/services of this package are contingent upon your execution and compliance with the terms of this Agreement. No substitutions or cash outs for any of the provided benefits/services are permitted.

Geraldine Elliott, I believe this fully outlines your relocation benefits and services to San Jose, California. Please signify your acceptance of this transfer by signing below and returning this letter to [ ] at [ ]@cisco.com.

Sincerely,

/s/ Chuck Robbins	April 30, 2018
Chuck Robbins Manager	Date
#ManagerSig1#

I AGREE TO THE TERMS AND CONDITIONS COVERING MY RELOCATION TO CISCO SYSTEMS, INC., NEW LOCATION AS SET FORTH IN THIS LETTER.

#EmployeeSig1#

/s/ Geraldine Elliot	April 10, 2018
Geraldine Elliott	Date

ENCL:

•	Relocation Payback Agreement.

Employee Initials	/s/ GE	Page 2

RELOCATION PAYBACK AGREEMENT

I understand and agree that Cisco Systems, Inc. (“Cisco”) may, in its sole discretion, require that I provide acceptable documentation of some or all of my relocation expenses before reimbursing me for those expenses.

I further understand and agree that Cisco's obligation to make any relocation payment(s) is contingent upon my continued employment with the Company. If I voluntarily terminate my employment within the first 24 months of my relocation, I agree to pay back a prorated portion of all the relocation payments advanced to me or paid on my behalf by Cisco.

In the event that Cisco involuntarily terminates my employment without cause or as result of a restructuring, no reimbursement is required.  However, in the event that my employment is involuntarily terminated during the 24 months of employment in the new Payroll location for Cause as defined below, I agree to repay Cisco for the relocation costs Cisco advanced to me or paid on my behalf by Cisco in a prorated amount.  A termination for “Cause” will mean a termination for any of the following reasons:  (i) your continued material failure to perform your duties to Cisco (other than due to your death or disability after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner in which your performance must be improved, all in accordance with the Cisco performance management plan, and which provides thirty (30) business days from the date of notice, or the amount of time specified in any applicable Cisco performance management plan, whichever is greater, to remedy such performance deficiencies; (ii) your engaging in an act of willful misconduct that has had or will have a material adverse effect on Cisco's reputation or business; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful misappropriation of property belonging to, Cisco; or (v) your material breach of the Cisco Code of Business Conduct, Conflict of Interest Agreement or Proprietary Information and Inventions Agreement.
I agree to pay the balance in full to Cisco within thirty (30) days of my termination date.

In the event that the move is cancelled voluntarily by me prior to the completion of the transfer, I agree to repay Cisco for any funds advanced or benefits paid on my behalf.
In cases where the move is cancelled by Cisco prior to the completion of the transfer, Cisco agrees to reimburse me for relocation costs incurred in preparation for the move. I agree in this scenario, to provide receipts as proof of the relocation costs incurred.

#EmployeeSig1#

/s/ Geraldine Elliot	April 10, 2018
Geraldine Elliott	Date
You are encouraged to seek tax advice from your personal tax advisor at your own expense to determine the impact of any relocation payments upon your individual tax liability. You are also encouraged to save all of your relocation expense receipts for tax purposes. The IRS provides tax information, forms and publications at no charge to the public at http://www.irs.gov.

Employee Initials	/s/ GE	Page 3